Exhibit 5.1

Dr. Dieter Dubs
LL.M.
+41 58 261 50 00
dieter.dubs@baerkarrer.ch
Dr. Urs Kägi Rechtsanwalt, LL.M. +41 58 261 50 00 urs.kaegi@baerkarrer.ch UBS Group AG Bahnhofstrasse 45 CH-8001 Zurich Switzerland

Zurich, 16 December 2014

Form F-4 Registration Statement

Dear Sir or Madam,

We have been asked to issue a legal opinion letter as special Swiss legal counsel of UBS Group AG, Bahnhofstrasse 45, CH-8001 Zurich, Switzerland, Swiss business identification number CHE-395.345.924 (the “Company”) in connection with the registration statement on Form F-4 (File No. 333-199011) (the “Registration Statement”), including all amendments or supplements thereto, filed with the Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Act”) for the registration of the ordinary registered shares of the Company with a nominal value of CHF 0.10 (the “Shares”) in connection with the exchange offer described therein (the “Exchange Offer”). The Exchange Offer is comprised of two separate offers made respectively to (i) all holders of outstanding ordinary shares of UBS AG, a Swiss stock corporation (Aktiengesellschaft), Bahnhofstrasse 45, CH-8001 Zurich and Aeschenvorstadt 1, CH-4051 Basel, Swiss business identification number CHE-101.329.561 (“UBS Shareholders”) located in the United States and (ii) all UBS Shareholders wherever located.

The Shares comprise (i) 3,475,356,441 Shares (the “Existing Shares”) issued by way of a capital increase approved by a resolution of the general meeting of the sole shareholder of the Company on 26 November 2014 (the “General Meeting”) in exchange of the shares of UBS AG tendered into and not withdrawn from the Exchange Offer during the initial offer period, (ii) a portion of the 241,553,766 Shares (the “Issued Shares”) issued out of the Company’s authorized capital (“Authorized Capital”) by way of a capital increase implemented by the board of directors of the Company

Bär & Karrer	Zürich		Genf		Lugano		Zug		www.baerkarrer.ch
Rechtsanwälte	Bär & Karrer AG		Bär & Karrer SA		Bär & Karrer SA		Bär & Karrer AG
	Brandschenkestrasse 90		12, quai de la Poste		Via Vegezzi 6		Baarerstrasse 8
	CH-8027 Zürich		CH-1211 Genève 11		CH-6901 Lugano		CH-6301 Zug
	Phone:	+41 58 261 50 00	Phone:	+41 58 261 57 00	Phone:	+41 58 261 58 00	Phone:	+41 58 261 59 00
	Fax:	+41 58 261 50 01	Fax:	+41 58 261 57 01	Fax:	+41 58 261 58 01	Fax:	+41 58 261 59 01
	zuerich@baerkarrer.ch		geneve@baerkarrer.ch		lugano@baerkarrer.ch		zug@baerkarrer.ch

Bär & Karrer 16 December 2014	2

on 16 December 2014, such portion being issued in exchange of the shares of UBS AG that have been tendered into the Exchange Offer during the subsequent offer period and (iii) the Shares to be issued out of Authorized Capital upon completion of (a) a squeeze-out pursuant to the Swiss Federal Act on Stock Exchanges and Securities Dealings of 24 March 1995 or (b) a squeeze-out merger (the “Squeeze-out Merger”), in each case of (a) and (b) such issuance to be approved by a resolution of the board of directors of the Company. For the avoidance of doubt, the opinions expressed in this legal opinion letter only relate to the Issued Shares.

All capitalized terms used in this legal opinion letter shall have the meaning as defined herein.

I	DOCUMENTS

In arriving at the opinions expressed in clause III below, we have exclusively reviewed and relied on the following documents, the sufficiency of which we confirm for purposes of this legal opinion letter (the documents referred to in this clause I collectively the “Documents” and any individual document thereof a “Document”):

a)	an excerpt from the daily journal (Tagesregister) of the commercial register of the Canton of Zurich, Switzerland, in relation to the Company, certified by said register to be up-to-date as of 16 December 2014 (the “Excerpt”);

b)	a copy of the articles of association of the Company, certified by the commercial register of the Canton of Zurich, Switzerland, to be up-to-date as deposited with such register as of 16 December 2014 (the “Articles”); and

c)	a copy of the public deed of the resolutions of the board of directors of the Company containing the declarations of the board of directors of the Company regarding the ordinary capital increase dated 16 December 2014.

II	ASSUMPTIONS

In arriving at the opinions expressed in clause III below, we have assumed (without verification) cumulatively that:

a)	the information set out in the Documents is true, accurate, complete and up-to-date as of the date of this legal opinion letter and no changes have been made or will be made that should have been or should be reflected in the Documents as of the date of this legal opinion letter;

b)	the Documents submitted to us as (hard or electronic) copies are complete and conform to the original document;

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c)	all signatures and seals on any Document are genuine;

d)	where a name is indicated (in print or in handwriting) next to a signature appearing on any Document, the signature has been affixed by the person whose name is indicated, and where no name is indicated (in print or in handwriting) next to a signature appearing on any Document, the relevant Documents have been duly signed by authorized signatories; and

e)	to the extent any authorizations, approvals, consents, licenses, exemptions or other requirements (collectively the “Authorizations”) had to be obtained outside Switzerland in connection with the Exchange Offer and/or the issuance of the Shares, such Authorizations have been obtained or fulfilled in due time, and have remained in full force and effect at all times through the issuance of the Shares.

III	OPINIONS

Based upon the foregoing, and subject to the qualifications and reliance limitations set out in clause IV and clause V below, we are of the opinion that under the laws of Switzerland as currently in force and interpreted:

a)	the Company is a stock corporation (Aktiengesellschaft) duly organized and validly existing under the laws of Switzerland, with corporate power and authority to conduct its business in accordance with its Articles;

b)	the Issued Shares have been validly issued and are fully paid and non-assessable (i.e. no further contributions in respect thereof will be required to be made to the Company by the holders thereof, by reason only of their being such holders).

IV	QUALIFICATIONS

The opinions given under clause III above are each subject to the following cumulative qualifications:

a)	The opinions expressed herein are strictly limited to matters governed by the laws of Switzerland and thus to opinions on certain Swiss law matters.

b)	The opinions expressed herein are based on and subject to the laws of Switzerland as in force and generally interpreted based on available legal sources as of the date of this legal opinion letter, and where this legal opinion letter refers to “Swiss law” or “the laws of Switzerland”, it solely refers to Swiss law as in force and generally interpreted based on available legal sources as of the date of this legal opinion letter. Such laws are subject to change.

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c)	We have made no investigation of the laws of any other jurisdiction (but the laws of Switzerland) as a basis for this legal opinion letter and do not express or imply any opinion thereon.

d)	The opinions expressed herein relate only to legal matters explicitly covered by this legal opinion letter (taking into account cumulatively all assumptions and qualifications) and no opinion is given by implication or otherwise on any other matter.

e)	In issuing this legal opinion letter, we based ourselves solely on the Documents and were not instructed to, and did not, make any further independent search or due diligence; we do not opine as to any facts or circumstances occurring or coming to our attention subsequently to the date hereof.

f)	The assumptions and qualifications apply to all opinions expressed in this legal opinion letter.

g)	We express no opinion herein as to the accuracy or completeness of the information set out in the Registration Statement or of the representation and warranties set out in the Registration Statement.

h)	We express no opinion herein as to regulatory matters or as to any commercial, accounting, calculating, auditing, tax, or other non-corporate law matter.

i)	As a matter of mandatory Swiss law, shareholders as well as the board of directors of a company are entitled to challenge resolutions adopted by a general shareholders’ meeting believed to violate the law or the company’s articles of association by initiating legal proceedings against such company within two months following such meeting. Therefore, notwithstanding registration of the Shares in the competent commercial register, any shareholder or the board of directors of the Company may challenge the resolutions taken by the general shareholders’ meeting of the Company on which such registration of the Shares in the competent commercial register may be based.

j)	In this opinion, Swiss legal concepts are expressed in English terms and not in any official Swiss language; these concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions.

V	RELIANCE

This legal opinion letter is addressed to the Company. We hereby consent to the filing of this legal opinion letter as an exhibit to the report on Form 6-K dated the

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date hereof (the “Form 6-K”) to be incorporated by reference into the Registration Statement and to the references to us under the headings “The Transaction” and “Validity of UBS Group AG Shares” in the Registration Statement. In giving such consent, we do not admit or imply that we are in the category of persons whose consent is required under section 7 of the Act or the rules and regulations of the Commission issued thereunder.

This legal opinion letter is furnished by us, as special Swiss legal counsel to the Company, in connection with the filing of the Form 6-K. Without our prior consent, it may not be used by, copied by, circulated by, quoted by, referred to, or disclosed to any party or for any purpose, except for such filing or in connection with any reliance by investors on such filing pursuant to US securities laws.

Any reliance on this opinion is limited to the legal situation existing at the date of this legal opinion letter, and we shall be under no obligation to advise you on or to amend this legal opinion letter to reflect any change in circumstances or applicable laws or regulations for any period after the date of issuance of this legal opinion letter.

This legal opinion letter shall be governed by and construed in accordance with the laws of Switzerland. This legal opinion letter may only be relied upon on the express condition that any issues of interpretation arising hereunder will be governed by the laws of Switzerland.

Yours faithfully,

/s/ Dr. Dieter Dubs	/s/ Dr. Urs Kaegi

Dr. Dieter Dubs	Dr. Urs Kaegi